As filed with the Securities and Exchange Commission on June 28, 2000
                                                   Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                              --------------------
                         QueryObject Systems Corporation
             (Exact name of Registrant as specified in its charter)


            Delaware                                    94-3087939
  (State or other jurisdiction of                    (I.R.S. Employer
  incorporation or Organization)                     Identification No.)


                         One Expressway Plaza, Suite 208
                         Roslyn Heights, New York 11577
   (Address, including zip code, of Registrant's principal executive offices)

                         QueryObject Systems Corporation
                              Amended and Restated
                           1991 Stock Option Plan and
                             2000 Stock Option Plan
                            (Full title of the Plans)


                                 Daniel M. Pess
                         QueryObject Systems Corporation
                         One Expressway Plaza, Suite 208
                         Roslyn Heights, New York 11577
                                 (516) 228-8500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              David J. Adler, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                         CALCULATION OF REGISTRATION FEE


                                          Amount                Proposed maximum          Proposed maximum            Amount of
    Title of each class of                to be                  offering price          aggregate offering          registration
Securities to be registered             registered                  per share                  price                    fee
---------------------------             ----------                  ---------                  -----                    ---
Common Stock, par                      666,667(2)(3)                 $3.93(4)
value $.003 per share,
issuable upon exercise of
options granted under the
Amended and Restated
1991 Stock Option
Plan(1)                                                                                      $2,617,059.57                $690.90
Common Stock, par                      725,000(2)
value $.003 per share,
issuable upon exercise of
options granted under the
2000 Stock Option
Plan(1)                                                              $3.31(5)                $2,399,750.00                $633.53
Total                                1,391,667                                               $5,016,809.57              $1,324.43

(1) All share and per share amounts and option information in this Form S-8 has been adjusted to reflect a one-for-three reverse stock split of the Common Stock, $.003 par value (the "Common Stock") of QueryObject Systems Corporation (the "Company").
(2) Pursuant to Rule 416, the registration statement also covers such indeterminate additional shares of Common Stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the Company's Amended and Restated 1991 Stock Option Plan (the "1991 Plan") and the Company's 2000 Stock Option Plan (the "2000 Plan").
(3) The number of shares available for the grant of options under the 1991 Plan has been increased from 1,935,333 to 2,602,000. The shares underlying the options to purchase 1,935,333 shares were previously registered.
(4) Includes an aggregate of 586,274 shares with respect to which options were granted under the 1991 Plan at an average exercise price of $4.01 per share. An additional 80,393 shares of Common Stock may be offered under the 1991 Plan. Pursuant to Rule 457(g) and (h), the offering price for the shares which may be issued under the 1991 Plan is estimated solely for the purpose of determining the registration fee and is based on the closing price of the Company's Common Stock of $3.31 as reported by the OTC Bulletin Board on June 23, 2000.
(5) An additional 725,000 shares of Common Stock may be offered under the 2000 Plan.

                                EXPLANATORY NOTES

         QueryObject Systems Corporation (the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register shares of our common stock, $.003 par value per share, issuable pursuant to the 1991 Plan and the 2000 Stock Option Plan (the "2000 Plan").

         This Form S-8 includes a Reoffer Prospectus prepared in accordance with
Part I of Form S-3 under the Securities Act. The Reoffer Prospectus may be utilized for reofferings and resales of shares of Common Stock acquired pursuant to (i) the 1991 Plan, (ii) the 2000 Plan and (iii) consulting agreements, by selling stockholders who may be deemed "affiliates" (as such term is defined in Rule 405 under the Securities Act) of the Company. Some of these shares were previously registered.



                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The Company will provide documents containing the information specified in Part 1 of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8, the Company is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

                                   PROSPECTUS

                                1,037,167 SHARES
                         QUERYOBJECT SYSTEMS CORPORATION
                         Common Stock ($.003 par value)


         This prospectus relates to the reoffer and resale by certain selling stockholders of shares of our common stock that may be issued by us to the selling stockholders upon the exercise of stock options granted under our 1991 Stock Option Plan, our 2000 Stock Option Plan or under consulting agreements. We previously registered the offer and sale of the shares to the selling stockholders. This Prospectus also relates to certain underlying options that have not as of this date been granted. If and when such options are granted to persons required to use the prospectus to reoffer and resell the shares underlying such options, we will distribute a prospectus supplement. The shares are being reoffered and resold for the account of the selling stockholders and we will not receive any of the proceeds from the resale of the shares.

         The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the OTC Bulletin Board, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this prospectus.

         Our common stock is listed on the OTC Bulletin Board. On June 23, 2000, the closing price for the Common Stock, as reported by the OTC Bulletin Board, was $3.31. In January 2000, we effectuated a one for three reverse stock split of our common stock and all share and per share amounts and option and warrant information in this Prospectus has been adjusted to reflect the reverse stock split.


--------------------------------------------------------------------------------

     This investment involves risk. See "Risk Factors" beginning at page 5.

--------------------------------------------------------------------------------






NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. THEY HAVE NOT MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is June 28, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

                                TABLE OF CONTENTS




WHERE YOU CAN FIND MORE INFORMATION...........................................2

INCORPORATION BY REFERENCE....................................................4

ABOUT THIS PROSPECTUS.........................................................4

RISK FACTORS..................................................................5

THE COMPANY...................................................................9

USE OF PROCEEDS...............................................................9

SELLING STOCKHOLDERS..........................................................9

PLAN OF DISTRIBUTION.........................................................11

LEGAL MATTERS................................................................12

EXPERTS  ....................................................................13

ADDITIONAL INFORMATION.......................................................13

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

         (1) Our Annual Report on Form 10-KSB for the year ended December 31, 1999;

         (2)      The Company's Current Report on Form 8-K filed April 28, 2000;

         (3) Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000; and

         (4) Our Application for Registration of our common stock on Form 8-A dated November 7, 1997.


         You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

                           QueryObject Systems Corporation
                           One Expressway Plaza, Suite 208
                           Roslyn Heights, New York 11577
                           Attention: Chief Financial Officer
                           (516) 228-8500




                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The Selling Stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

                                  RISK FACTORS

         The purchase of our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this Prospectus before deciding to invest in our common stock.

We May Need Further Financing to Continue Our Operations.

         We have had a limited operating history as a software product company, have not made significant sales of our products and our revenues are difficult to predict. Our total revenues for the three months ended March 31, 2000 and for the year ended December 31, 1999 were $328,391 and $1,774,109 respectively.
Given our continued operating losses, we may need additional financing to continue operations. We anticipate that our cash and cash equivalent balance may be insufficient to satisfy our cash flow requirements for more than 12 months, since we are unable to predict if we will have sufficient revenues to enable us to continue our operations without additional financing. We have no commitments, agreements or understandings regarding additional financings and we may be unable to obtain additional financing on satisfactory terms or at all.

We Have Had a History of Operating Losses and Project Future Losses; Therefore We Have Doubt About Our Ability To Continue as a Going Concern.

         At March 31, 2000, our accumulated deficit was $43,332,939. For the three months ended March 31, 2000 and for the fiscal years ended December 31, 1999 and 1998, we incurred net losses of $1,994,892, $5,925,591 and $7,294,032, respectively. We have incurred a net loss in each year of our existence, and have financed our operations primarily through sales of equity and debt securities. Our expense levels are high and our revenues are difficult to predict. The independent accountants' report on our financial statements for the year ended December 31, 1999 states that our recurring losses from operations and negative cash flow from operating activities raise doubt about our ability to continue as a going concern.

         We expect to incur net losses for the foreseeable future. We may never achieve or sustain significant revenues or profitability on a quarterly or annual basis in the future. Our future operating results will depend on many factors, including:

         o         product demand

         o         product and price competition in our industry

         o         our  success  in   expanding   our  direct  sales  force  and
                   establishing indirect channel partners

         o         our ability to develop and market products and control costs

         o the percentage of our revenues that is derived from indirect channel partners

Our Revenues Depend On Sales of QueryObject System and We Are Uncertain Whether There Will be Broad Market Acceptance of this Product.

         Substantially all of our revenues for the foreseeable future are expected to be derived from sales of QueryObject System. Between January 1, 1995 and March 31, 2000, we had software product revenue from only 35 QueryObject System installations, including those sold pursuant to reseller agreements for the resellers' own use. Our future financial performance will depend upon the successful introduction and customer acceptance of QueryObject System and the development of new and enhanced versions of the product. If we fail to achieve broad market acceptance of QueryObject System, it would have a material adverse effect on our business, operating results and financial condition.

We Are Seeking to Develop Additional Strategic Relationships With Indirect Channel Partners to Increase Sales, But We May be Unable to Attract Effective Partners and We Will Have Lower Gross Margins For Sales Through Indirect Channel Partners.

         As part of our sales and marketing efforts we are seeking to develop additional strategic relationships with indirect channel partners, such as original equipment manufacturers and value-added resellers, to increase the number of our customers. We currently are investing, and intend to continue to invest, significant resources to develop indirect channel partners. Our results of operations will be adversely affected if we are unable to attract indirect channel partners to market our products effectively and provide timely and cost effective customer support and service. If we successfully sell products through these sales channels, the lower unit prices we expect to receive for such sales will result in our gross margins being lower than if we had sold those products through our direct sales force.

We Are Dependent on a Few Significant Customers and the Loss of a Single Customer Could Adversely Effect Our Business.

         For the three months ended March 31, 2000, two customers accounted for 75%, and for the fiscal year ended December 31, 1999, four customers accounted for 72%, of our total revenues. We are unsure if we will realize significant future revenues from any of these customers. We also expect that for the foreseeable future a relatively small number of customers and value added resellers will account for a significant percentage of our revenues. The loss of any such customer would have a material adverse effect on our operating results and financial condition.

We Are Dependent On a Few Key Personnel and We Need to Attract and Retain Highly Qualified Technical, Sales, Marketing, Development and Management Personnel.

         Our future performance depends in significant part upon the continued service of key technical, sales and senior management personnel. The loss of the services of one or more of our key employees, in particular, Robert Thompson, our President and Chief Executive Officer, or Daniel M. Pess, our Chief Operating and Financial Officer, could have a material adverse effect on our business, operating results and financial condition. We have employment agreements with Mr. Thompson and Mr. Pess that expire in December 2001.

         Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales, marketing, development and managerial personnel. Competition for such personnel is intense, and we may be unable to retain key technical, sales, development and managerial employees or attract, assimilate or retain other highly qualified technical, sales, development and managerial personnel in the future. If we are unable to hire such personnel on a timely basis, our business, operating results and financial condition could be materially adversely affected.

We Lack Proprietary Technology Protection of Our Products And May Risk Infringement Upon Technology Developed by Others.

         We rely primarily on a combination of trade secrets, confidentiality agreements and contractual provisions to protect our proprietary technology. We license rather than sell our software and require licensees to enter into license agreements that impose certain restrictions on their ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets, including but not limited to requiring those persons with access to our proprietary information to execute confidentiality agreements and restricting access to our source code. These steps afford only limited protection. While we have applied for a patent for our internet streaming technology, we are unable to predict whether we will receive such patent and we have no other patents or patent applications pending. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products may be difficult and costly, and software piracy may become a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. We are unable to predict whether our means of protecting our proprietary rights will be adequate or whether competitors will independently develop the same technology.

         From time to time, third parties may assert patent, copyright and other intellectual property claims against us. If we are unable to license protected technology that may be used in our products, we could be prohibited from manufacturing and marketing such products. We also could incur substantial costs to redesign our products, to defend any legal action taken against us or to pay damages to any infringed party. Litigation, which could result in substantial cost to and diversion of our resources, may be necessary to enforce our other intellectual property rights or to defend us against claimed infringement of the rights of others.

We Intend to Expand Our International Sales, But There Are Substantial Risks Involved, Including Effectively Establishing Additional Foreign Operations and Foreign Regulatory Concerns.

         Our international sales for the three months ended March 31, 2000, and for the fiscal year ended December 31, 1999, were approximately 13% and 49% of our total revenue, respectively. We intend to expand our international operations and to enter additional international markets, which will require significant management attention and financial resources and could adversely affect our business, operating results or financial condition. To expand international sales successfully, we must establish additional foreign operations, hire additional personnel and recruit additional international resellers and distributors. If we are unable to do so in a timely manner, our growth, if any, in international sales will be limited, and our business, operating results and financial condition could be materially adversely affected. We anticipate that expanded international sales, if any, will be denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and, therefore, potentially less competitive in those markets. Additional risks inherent in our future international business activities generally include:

         o         unexpected changes in regulatory requirements

         o         tariffs and other trade barriers

         o         costs of localizing products for foreign countries

         o         longer accounts receivable payment cycles

The Market Price of Our Common Stock Is Volatile.

         The market price of our common stock has in the past been, and may in the future continue to be, volatile. For instance, between January 1, 1999 and June 13, 2000, the closing price of our common stock has ranged between $1.41 and $10.94. The volatility of the market price of our common stock may further increase now that our common stock has been delisted from the Nasdaq SmallCap Market. A variety of events may cause the market price of our common stock to fluctuate significantly, including:

         o         quarter to quarter variations in operating results

         o         adverse news announcements

         o         the introduction of new products

         o         market conditions in the industry

         In addition, the stock market in recent years has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies that service the software industry and that often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of our common stock.

We Have a Significant Amount of Authorized But Unissued Preferred Stock, Which May Affect the Likelihood of a Change of Control in our Company.

         As of May 31, 2000, our Board of Directors has the authority, without further action by the stockholders, to issue 3,701,700 shares of preferred stock on such terms and with such rights, preferences and designations, including, without limitation restricting dividends on our common stock, dilution of the voting power of our common stock and impairing the liquidation rights of the holders of our common stock, as the Board may determine without any vote of the stockholders. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof may have the effect of delaying, deterring or preventing a change in control. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law, among other things, may restrict the ability of our stockholders to authorize a merger, business combination or change of control.

We Can Give No Assurances That Our Forward Looking Statements Will Be Correct.

         Certain forward-looking statements, including statements regarding our expected financial position, business and financing plans are contained in this prospectus or are incorporated in documents annexed as exhibits to this prospectus. These forward-looking statements reflect our views with respect to future events and financial performance. The words, "believe," "expect," "plans" and "anticipate" and similar expressions identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                   THE COMPANY

         We develop and market proprietary business intelligence software solutions that enable business managers to make strategic decisions, leveraging existing corporate data. Through the evolution of technology, businesses operating in transaction intensive industries, such as telecommunications, healthcare, insurance and financial services, have dramatically increased their ability to gather and store large amounts of data generated from various sources. Such data contains information that, if extracted effectively and efficiently, can be used to enhance strategic corporate development. While companies have invested heavily in capturing data, they have only begun to focus significant resources on the management and analysis of such data; consequently, the data gathering and analysis industry is experiencing significant growth. The Company developed its products in response to the need by companies to analyze these increasing volumes of data.

         In the third quarter of 1996, we began the process of shifting its focus from using its proprietary technologies to provide contract data analysis services, to the sale and support of its proprietary products, thereby enabling customers to do their own analysis. The process was substantially completed in 1998. We have realized limited sales of our products.

         We were incorporated in Delaware in 1997 and are the successor by merger to CrossZ International, Inc., a California corporation, incorporated in 1989. In May 1998, the name of the Company was changed from CrossZ Software Corporation to QueryObject Systems Corporation to reflect the change in the Company's focus. Unless otherwise indicated, references to the Company also include its predecessor and its subsidiaries, internetQueryObject Corporation and QueryObject Systems Corporation, Ltd. In January 2000, we consummated a one-for-three reverse stock split of our Common Stock.

         Our principal executive offices are located at One Expressway Plaza, Suite 208, Roslyn Heights, New York 11577. Our telephone number is (516) 228-8500.

                                 USE OF PROCEEDS

         The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. See "Selling Stockholders." All net proceeds from the sale of the common stock will go to the stockholders who offer and sell their shares. We will not receive any part of the proceeds from such sales of common stock. We will, however, receive the exercise price of the options at the time of their exercise. If all of the options are exercised, we will realize proceeds in the amount of $9,614,871.
Such proceeds will be contributed to working capital and will be used for general corporate purposes.



                              SELLING STOCKHOLDERS

         This Prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling stockholders under our 1991 Stock Option Plan and our 2000 Stock Option or under consulting agreements.

         The following table sets forth (i) the number of shares of common stock beneficially owned by each selling stockholder at May 31, 2000, (ii) the number of shares to be offered for resale by each selling stockholder (i.e., the total number of shares underlying options held by each selling stockholder irrespective of whether such options are presently exercisable or exercisable within sixty days of May 31, 2000), and (iii) the number and percentage of shares of our common stock to be held by each selling stockholder after completion of the offering.


                                                                                     Number of       Percentage
                                                                                     shares of      of Class to
                                                                                      Common          be Owned
                                                                   Number of        Stock After        After
                                         Number of shares of     Shares to be       Completion       Completion
                                         Common Stock Owned       Offered for         of the           of the
           Name                          at May 31, 2000 (1)        Resale         Offering (2)       Offering
---------------------------------    ------------------------    ------------     -------------     -------------
Robert Thompson(3)                              152,976            330,000                0              0
Daniel Pess(4)                                  155,221            330,000                0              0
Alan Kaufman(5)                                 180,415            105,500          108,333
Amy Newmark(6)                                  167,089            109,000           78,200
Rino Bergonzi(7)                                  8,889             15,500                0              0
Andre Szykier(8)                                110,250             47,167           68,583
Barry Rubenstein(9)                           2,886,843             50,000        2,849,691
Irwin Lieber (10)                             2,023,002             50,000        1,987,502

----------------
* Less than one percent

(1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days from the date hereof) have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2) Consists of shares issuable upon the exercise of options both currently and not currently exercisable.

(3) Consists of shares of Common Stock issuable upon exercise of options. Mr. Thompson joined the Company in September 1997 as Vice President of Marketing, became Senior Vice President of Marketing in April 1998 and was named President and Chief Executive Officer in December 1998. Mr. Thompson became Chairman of the Board in May 1999.

(4) Consists of 153,138 shares of Common Stock issuable upon exercise of options. Mr. Pess joined the Company in July 1994 as Vice President of Finance and Administration and was promoted to Senior Vice President of Finance and Administration in October 1997. Since December 1996, Mr. Pess has also served as Chief Financial Officer of the Company and since August 1997 Mr. Pess has served as Secretary of the Company. Mr. Pess was also named Chief Operating Officer and Executive Vice President of the Company in December 1998 and became a Director in May 1999.

(5) Includes 72,088 shares of Common Stock issuable upon exercise of options. Mr. Kaufman is a Director of the Company and was President and Chief Executive Officer from October 1997 to December 1998 and Chairman from May 1998 to May 1999.

(6) Includes 88,889 shares of Common Stock issuable upon exercise of options. Ms. Newmark has been a Director of the Company since May 1998.

(7) Consists of shares of Common Stock issuable upon exercise of options. Mr. Bergonzi has been a director of the Company since August 1997.

(8) Includes 104 shares of Common Stock owned by Remy Szykier, Mr. Syzkier's daughter and 41,667 shares of Common Stock issuable upon exercise of options. Mr. Syzkier's daughter. Mr. Szykier, a co-founder of the Company, is currently a Director of the Company and previously served as its Vice President and Chief Technology Officer since the inception of the Company in February 1989 until December 1998.

(9) Based upon information contained in a report on a Schedule 13D (the "Wheatley 13D") filed jointly by Barry Rubenstein, Wheatley Foreign Partners, L.P. ("Wheatley Foreign"), Wheatley Partners, L.P. ("Wheatley"), Seneca Ventures ("Seneca"), Woodland Venture Fund ("Woodland Fund"), Woodland Partners, Rev-Wood Merchant Partners ("Rev-Wood"), Brookwood Partners, L.P. ("Brookwood") and certain other entities with the Securities Exchange Commission ("SEC") and a Form 4 filed by Mr. Rubenstein with the SEC. Includes 37,152 shares of Common Stock issuable upon exercise of options held by Mr. Rubenstein. Also includes (a) 1,040 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners, (b) 1,040 shares of Common Stock issuable upon exercise of warrants held by Woodland Fund, (c) 1,040 shares of Common Stock issuable upon exercise of warrants held by Seneca, (d) 1,959 shares of Common Stock issuable upon exercise of warrants held by Wheatley Partners, (e) 123 shares of Common Stock issuable upon exercise of warrants held by Wheatley Foreign, (f) 16,666 shares of Common Stock issuable upon exercise of options held by
         Rev-Wood. Mr. Rubenstein disclaims beneficial ownership of the securities held by Woodland Partners, Woodland Fund, Seneca, Wheatley, Wheatley Foreign, Rev-Wood, and Brookwood, except to the extent of his respective equity interest therein.

(10) Based on information contained in the Wheatley 13D and a Form 4 filed by Mr. Leiber and certain other information. Includes 35,500 shares of common Stock issuable upon exercise of options held by Mr. Lieber. Also includes (a) 1,959 shares of Common Stock issuable upon exercise of warrants held by Wheatley, and (b) 123 shares of Common Stock issuable upon exercise of warrants held by Wheatley Foreign, of which Mr. Lieber disclaims beneficial ownership, except to the extent of his respective equity interest therein.

                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of common stock by the selling stockholders. We will bear all expenses in connection with the preparation of this Prospectus. The selling stockholders will bear all expenses associated with the sale of the common stock.

         The selling stockholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

         o On any stock exchange on which the shares of common stock may be listed at the time of sale
         o        In negotiated transactions
         o        In the over-the-counter market
         o        In a combination of any of the above transactions

         The selling stockholders may offer their shares of common stock at any of the following prices:

         o        Fixed prices which may be changed
         o        Market prices prevailing at the time of sale
         o        Prices related to such prevailing market prices
         o        At negotiated prices

         The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the OTC Bulletin Board or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

         The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.

         We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         The selling shareholders have represented to us that any purchase or sale of shares of common stock by them will comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock (a "Distribution") from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before and after completion of his or her participation in the distribution (we refer to that time period as the "Distribution Period").

         During the Distribution Period, Rule 104 under Regulation M prohibits the selling shareholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the selling shareholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

         There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder or otherwise.




                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the shares of common stock offered hereby have been passed upon for the Company by Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, New York 10022.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.


                             ADDITIONAL INFORMATION

         We have filed with the Commission a Registration Statement on Form S-8 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                                     PART II



               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



Item 3.  Incorporation of Certain Documents by Reference



         The following documents filed by QueryObject Systems Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and made a part hereof:



                  (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

                  (b) The Company's Current Report on Form 8-K filed April 28, 2000.

                  (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000.

                  (d) The Company's Application for Registration of common stock on Form 8-A dated on November 7, 1997.


         All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


Item 4.  Description of Securities


         Not applicable.


Item 6.  Indemnification of Directors and Officers


         As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation, as amended, limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for
(i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchase or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

         The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys'
fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provision may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to pubic policy.


Delaware Law


         The Company is subject to Section 203 of the DGCL, which prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder.

         The provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in the control of the Company.



Item 7.  Exemption from Registration Claimed


         Not applicable.


Item 8.  Exhibits


          Exhibit Index



         4(a)   - Amended  and  Restated 1991 Plan,  previously filed as Exhibit
                  4(a) to the Company's Registration Statement on Form S-8,filed in February 1999.



         *4(b)  - 2000 Stock Option Plan



         *5     - Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.



         *23(a) - Consent of Pricewaterhouse Coopers LLP, independent auditors.

         *23(b) - Consent of Olshan  Grundman  Frome  Rosenzweig  & Wolosky  LLP
                  (included in its opinion filed as Exhibit 5).

         *24    - Powers  of  Attorney  (included  on  signature  page  to  this
                  Registration Statement).

----------------
*        Filed herewith.

Item 9.  Undertakings


         A.       The undersigned registrant hereby undertakes:


                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         D. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, a copy of the registrant's latest annual report to stockholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
                  Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Roslyn Heights, State of New York on June 27, 2000.

                                        QUERYOBJECT SYSTEMS CORPORATION


                                        By: /s/ Robert Thompson
                                            ------------------------------------
                                            Robert Thompson
                                            Chairman, President and
                                            Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert Thompson and Daniel M. Pess his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                     Title                          Date

/s/ Robert Thompson          Chairman, President, Chief            June 27, 2000
----------------------       Executive Officer and Director
Robert Thompson              (Principal Executive Officer)


/s/ Daniel M. Pess           Executive Vice President, Chief       June 27, 2000
----------------------       Operating Officer, Chief Financial
Daniel M. Pess               Officer and Director (Principal
                             Financial Officer and
                             Principal Accounting Officer)


/s/ Alan W. Kaufman          Director                              June 27, 2000
----------------------
Alan W. Kaufman


/s/ Andre Szykier            Director                              June 27, 2000
----------------------
Andre Szykier

/s/ Rino Bergonzi            Director                              June 27, 2000
----------------------
Rino Bergonzi


/s/ Amy L. Newark            Director                              June 27, 2000
----------------------
Amy L. Newmark

Amended and Restated 1991 Stock Option Plan and 2000 Stock Option Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the 1991 Plan or the 2000 Stock Option Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Roslyn Heights, State of New York on June 27, 2000.







                                       /s/ Rino Bergonzi
                                       -----------------------------------------
                                       Rino Bergonzi
                                       Member of Stock Option Committee


                                       /s/ Amy L. Newmark
                                       -----------------------------------------
                                       Amy L. Newmark
                                       Member of the Stock Option Committee